Exhibit 10.11

EQUITY INTEREST OPTION AGREEMENT

THIS AGREEMENT is made this 9th day of November, 2006, by and between MICROGY, INC., a Colorado corporation whose mailing address is c/o Environmental Power Corporation, One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (“Microgy”) and MICROGY HOLDINGS, LLC, a Delaware limited liability company (“Microgy Holdings”), on the one hand, and SOUTH-TEX MORROW, INC. (formerly known as “SOUTH-TEX TREATERS, INC.”) a Texas corporation whose mailing address is P.O. Box 60480, Midland, Texas 79711 (“South-Tex”), on the other hand.

RECITALS:

A. MST GP, LLC, a Texas limited liability company, Microgy and South-Tex entered into an Amended and Restated Limited Partnership Agreement dated October 13, 2005 (the “Limited Partnership Agreement”), creating MST PRODUCTION, LTD., a Texas limited partnership (“MST Production”).

B. South-Tex owns the following equity interests in the following entites:

Name of Entity/ Jurisdiction of Organization	Type of Interest	Percentage of All Interests
MST Production Ltd., a Texas limited partnership	Limited partnership interest	39.5%*
MST GP, LLC, a Texas limited liability company	Membership interest	50.0%
MST Estates, LLC, a Texas limited liability company	Membership interest	40.0%

*	All of the limited partnership interests in MST Production Ltd. held by South-Tex represent 39.5% of all partnership interests in MST Production Ltd. MST GP, LLC owns a 1% general partnership interest in MST Production, Ltd., and South-Tex owns a 50% membership interest in MST GP, LLC, as noted above.

C. South-Tex has agreed to grant to Microgy Holdings an option to purchase, and to cause South-Tex to sell, the foregoing equity interests, under the terms, conditions and provisions set forth in this Agreement.

1. Certain Additional Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Additional Gas Facilities” shall mean up to three (3) additional gas treatment facilities meeting the specifications set forth in the Additional Gas Facilities PO.

“Additional Gas Facilities Agreement” shall mean an Equipment Purchase Agreement relating to the purchase by Microgy or its assigns of the Additional Gas Facilities, substantially in the form attached to this Agreement as Exhibit A.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement relating to the assignment by South-Tex to Microgy Holdings or its assigns of the Equity Interests upon exercise of the Option, substantially in the form attached to this Agreement as Exhibit B.

“Equity Interests” shall mean the Limited Partnership Interests and the Membership Interests.

“Huckabay Gas Facility” shall mean the Gas Treatment Facility contemplated by the Limited Partnership Agreement.

“Huckabay Gas Facility Agreement” shall mean a Construction and Equipment Purchase Agreement relating to the purchase by MST Production of the Huckabay Gas Facility, substantially in the form attached to this Agreement as Exhibit C.

“Limited Partnership Interests” shall mean the limited partnership interest in MST Production held by South-Tex.

“Membership Interests” shall mean the membership interests in MST GP and MST Estates held by South-Tex.

“MST Estates” means MST Estates, LLC, a Texas limited liability company of which South-Tex and Microgy are the sole members.

“MST GP” means MST GP, LLC, a Texas limited liability company of which South-Tex and Microgy are the sole members.

“Option” shall have the meaning set forth in Section 2 of this Agreement.

“Organizational Documents” shall mean, with respect to any entity, its articles or certificate of organization or incorporation, its regulations, its limited partnership agreement, its limited liability company or operating agreement, its bylaws, its indenture of trust or trust agreement or any other document relating to the organization and governance of such entity.

“Project Participation Agreement” shall mean a project participation agreement between South-Tex Treaters, LP and Microgy, substantially in the form attached to this Agreement as Exhibit D.

All other capitalized terms used in this Agreement but not otherwise defined herein will have the respective meanings ascribed to them in the Limited Partnership Agreement.

2. Purchase Option. South-Tex hereby grants to Microgy Holdings or its assigns the right and option to purchase from South-Tex, for the consideration and on the terms set forth in this Agreement, all of the Equity Interests (the “Option”). The Option must be exercised, if at all, by delivering written notice to South-Tex on or before November 10, 2006 (or such later date as the parties may mutually agree). Notwithstanding the foregoing, Microgy shall be required to exercise the Option, and shall be deemed to have exercised the Option without any further notice to South-Tex hereunder, in the event that the closing of the tax-exempt bond offering referred to in that certain Preliminary Limited Offering Memorandum, dated September 27, 2006 (Microgy Holdings, LLC Project) occurs.

3. Purchase Price. The purchase price for the Equity Interests upon exercise of the Option will be the sum of Ten Dollars and No Cents ($10.00), which sum shall be paid in cash upon the closing of the sale of the Equity Interests to Microgy or its assigns (the “Closing”), and such Closing shall take place within five (5) business days after the date of the written notice of exercise described in Section 2.

4. Closing. At the Closing, the signatory parties will execute and deliver the following documents:

(a) the Assignment and Assumption Agreement;

(b) the Huckabay Gas Facility Agreement;

(c) the Additional Facilities Agreement; and

(d) the Project Participation Agreement.

5. Miscellaneous.

(a) This Agreement shall be deemed to amend or supersede any prior agreements of the parties with respect to the subject matter hereof, including any such agreements set forth in the Limited Partnership Agreement or the other Organizational Documents of MST Production, General Partner or Estates. Without limiting the foregoing, this Agreement shall supersede Section 11.9 of the Limited Partnership Agreement, provided, that, in the event that the Option is not exercised within the time period described in Section 1, this Agreement shall be of no further force or effect and the provisions of Section 11.9 shall control. South-Tex, Microgy and Microgy Holdings each agree to enter into, or cause MST GP to enter into, such further amendments to or consents under the Organizational Documents of MST Production, MST GP or MST Estates as are necessary to carry into effect the provisions of this Agreement or the purchase and sale of the Equity Interest pursuant to the exercise of the Option.

(b) The obligations of the parties hereunder to consummate the purchase and sale of the Equity Interests shall be subject to compliance with all applicable federal and state securities laws.

(c) This Agreement shall be governed by the laws of the State of Texas.

(d) This Agreement may be executed in one or more counterparts and by facsimile signatures.

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IN WITNESS WHEREOF, the parties have executed this Equity Interest Option Agreement as of the date first written above.

MICROGY, INC.

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Chief Financial Officer

MICROGY HOLDINGS, LLC

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

SOUTH-TEX MORROW, INC.

By:	/s/ David Morrow
Name:	David Morrow
Title:

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